CERTIFICATE OF AMENDMENT

                                       OF

                          DB ABSOLUTE RETURN FUND LLC



FIRST: The name of the limited liability company is DB Hedge Strategies Fund LLC, formerly DB Absolute Return Fund LLC.

SECOND: The Certificate of Formation of the limited liability company is hereby amended as follows:

     The name of the limited liability company is hereby changed from DB Absolute Return Fund LLC to DB Hedge Strategies Fund LLC.


     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 11th day of January, 2002.

                                              John T. Ferguson, Jr.
                                         --------------------------------
                                           John T. Ferguson, Jr.
                                           As Organizing Member and Director
                                           31 West 52nd Street
                                           New York, NY 10019